Exhibit 10.7

GLACIER BANK

INDEPENDENT CONSULTING AGREEMENT

John D. McQuaig

This INDEPENDENT CONSULTING AGREEMENT (this “Agreement”), signed as of [March 27], 2013, between John D. McQuaig (“Independent Consultant”) and GLACIER BANK (the “Bank”) and takes effect on the effective date of the pending Merger (the “Effective Date”) referenced below.

RECITALS

A.	North Cascades Bancshares, Inc. (the “Holding Company”) and its wholly owned subsidiary North Cascades National Bank (“North Cascades Bank”) have entered into a Plan and Agreement of Merger (the “Merger Agreement”) with Glacier Bancorp, Inc. (“GBCI”), pursuant to which the Holding Company will merge with and into GBCI, and North Cascades Bank will merge with and into the Bank (the “Merger”).

B.	Independent Consultant presently serves as the Chairman of the Board of Directors of North Cascades Bank.

C.	GBCI and the Bank desire to retain the services of Independent Consultant, from and after the Effective Date, under the terms and conditions of this Agreement, to assist the Bank with marketing and shareholder relations efforts following the Merger.

D.	Independent Consultant desires to perform, and the Bank is willing to have Independent Consultant perform, such services as an independent contractor to the Bank.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Services. Independent Consultant agrees to serve as an independent contractor to the Bank to assist with marketing and shareholder relations efforts following the Merger (the “Services”).

2.	Effective Date and Term.

a.	Term. The term of this Agreement shall commence on the Effective Date, and shall continue until one year from the Effective Date, unless earlier terminated as provided hereafter.

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason.

3.	Compensation. As compensation for the performance of the Services, the Bank shall pay Independent Consultant $6,250.00 per month.

4.	Expenses. The Bank shall reimburse Independent Consultant for any reasonable expenses incurred by Independent Consultant in performing the Services, subject to Independent Consultant providing receipts or other documentation that evidences such expenses.

5.	Termination. Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party.

6.	Relationship of the Parties.

a.	Independent Contractor. Independent Consultant is an independent contractor and not an agent, partner, or employee of the Bank. Independent Consultant shall perform the Services under the general direction of the Bank, but Independent Consultant shall determine, in Independent Consultant’s sole and exclusive discretion, the manner and means by which the Services are accomplished, subject to the requirement that Independent Consultant shall, at all times, comply with applicable law.

b.	Employment Taxes and Contributions. Independent Consultant shall report as income all compensation received by Independent Consultant under this Agreement. The Bank shall not withhold any federal, state or local taxes, or make any contributions on behalf of Independent Consultant relating to the compensation received by Independent Consultant under this Agreement.

c.	No Benefits. Because Independent Consultant is engaged as an independent contractor and not as an employee of the Bank, the Bank shall not provide Independent Consultant with any form or type of benefits, including, but not limited to, health, life, or disability insurance.

7.	Confidential Information.

a.	“Confidential Information”. For purposes of this Agreement, the term “Confidential Information” shall include, without limitation, trade secrets, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or GBCI.

b.	Maintenance of Confidentiality. Independent Consultant acknowledges that maintaining the confidentiality of all Confidential Information is critically important to the Bank. Independent Consultant understands that agreement to maintain the confidentiality of all Confidential Information is a material inducement to the Bank in executing this Agreement.

c.	No use or Disclosure. Without the Bank’s prior written consent in each instance, Independent Consultant agrees not to use or disclose, directly or indirectly, any Confidential Information in any manner, at any time, other than as expressly required by the Bank in connection with the services Independent Consultant performs under this Agreement.

d.	Return of Documents. Independent Consultant agrees that all materials used or developed by the Bank, whether or not deemed Confidential Information, are solely the property of the Bank, and that Independent Consultant has no right, title, or interest therein. Upon the expiration or earlier termination of this Agreement or whenever requested by the Bank, Independent Consultant shall promptly deliver such property in their possession to the Bank.

e.	Survival. The covenants and agreements of Independent Consultant contained in this Section 7 shall be deemed to be effective as of the date such person first acquired knowledge of any Confidential Information and shall survive the expiration or earlier termination of this Agreement.

f.	Injunctive and Other Equitable Relief. Independent Consultant acknowledges that his breach of any provision of this Section 7 will cause the Bank great and irreparable harm, for which it will have no adequate remedy at law, and that, in addition to all other rights and remedies the Bank may have, the Bank shall be entitled to injunctive and other equitable relief to prevent a breach or continued breach of the provisions of this Section 7.

8.	Restrictive Covenants.

a.	Competitive Activities. During the period of his independent contractor relationship with the Bank, and for the later of two years after the Effective Date or two years after such relationship with the Bank has ended, Independent Consultant will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise, provide management, supervisory or other similar services to any person or entity engaged in any business within Chelan County, Douglas County, Grant Count, Okanogan County, Washington, Washington that is competitive with the business of the Bank or GBCI as conducted during the term of this Agreement or as conducted as of the date of termination of the independent contractor relationship hereunder, including any preliminary steps associated with the formation of a new financial institution.

b.	Non-Interference. During the period of his independent contractor relationship with the Bank, and for one year after such relationship with the Bank has ended, Independent Consultant will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of the Bank or GBCI to terminate his/her employment with the Bank or GBCI, or (ii) any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or GBCI.

9.	Enforcement.

a.

The Bank and Independent Consultant stipulate that, in light of all of the facts and circumstances of the relationship between Independent Consultant and the Bank, the agreements referred to in Sections 7 and 8 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and GBCI’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Independent Consultant and the Bank request the court to reform these provisions to restrict Independent Consultant’s use of confidential information to the maximum extent the court finds enforceable.

b.	Independent Consultant acknowledges the Bank and GBCI will suffer immediate and irreparable harm that will not be compensable by damages alone if Independent Consultant repudiates or breaches any of the provisions of Sections 7 and 8 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

10.	Covenants. Independent Consultant specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 7 and 8 and that the Bank is entitled to require him to comply with such Sections. Section 7 will survive termination of this Agreement. Independent Consultant represents that if his independent contractor relationship is terminated, whether voluntarily or involuntarily, Independent Consultant has experience and capabilities sufficient to enable Independent Consultant to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Independent Consultant from earning a livelihood.

11.	Arbitration.

a.	Arbitration. At either party’s request, the parties must submit any dispute, controversy, or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorney’s fees.

b.	Governing Law. All proceedings will be held at a place designated by the arbitrator in Kalispell, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

c.	Exception to Arbitration. Notwithstanding the above, if Independent Consultant violates Section 7, Bank will have the right to initiate the court proceedings described in Section 7(f), in lieu of an arbitration proceeding under this Section 11.

12.	General.

a.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

b.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank’s, GBCI’s and Independent Consultant’s heirs, legal representatives, successors and assigns

c.	Attorneys Fees. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

d.	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

e.	Assignment. Independent Consultant shall not assign Independent Consultant’s rights or delegate Independent Consultant’s duties under this Agreement either in whole or in part.

f.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

g.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

h.	Governing Law. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Kalispell, Montana.

i.	Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

Bank:	Glacier Bank 49 Commons Loop Way Kalispell, Montana 59901 Attention: Michael J. Blodnick

Independent Consultant:	John D. McQuaig One 5th Street, Suite 250 Wenatchee, WA 98801

or to such other address or person as the party may designate by written notice to the other.

j.	Independent Legal Counsel Review. Independent Consultant acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.

Signatures appear on following page.

This Independent Consulting Agreement is executed as of March 27, 2013.

GLACIER BANK:

By	/s/ Michael J. Blodnick
Michael J. Blodnick
Its:	President & Chief Executive Officer

INDEPENDENT CONSULTANT:

/s/ John D. McQuaig
John D. McQuaig

SIGNATURE PAGE TO INDEPENDENT CONSULTANT AGREEMENT